                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               Kmart Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                                              Kmart Corporation
-------------------------------------------------------------------------------
                                                  Notice of 2000 Annual Meeting
                                                                of Stockholders
                                                            and Proxy Statement


                                                                 April 13, 2000

Dear Kmart Stockholder:

  It is my pleasure to invite you to join the Board of Directors and management of Kmart Corporation at the Detroit Opera House located at 1526 Broadway, Detroit, Michigan for the Annual Meeting of Stockholders on Tuesday, May 16, 2000 at 10:00 a.m.

  The Notice of Meeting, Proxy Statement and Proxy Card accompanying this letter describe in detail the matters to be acted upon at the meeting.

  Stockholder parking will be made available at no charge at parking structures in the vicinity of the Detroit Opera House. Directions to the Annual Meeting, as well as your admission ticket to the Meeting and parking voucher, are on the back cover of this Proxy Statement. Stockholders will need to present the parking voucher to obtain parking at no charge and the admission ticket to obtain admission to the Annual Meeting. If you plan to attend the Meeting, please check the appropriate box on the Proxy Card.

  For those stockholders of record with an e-mail account and access to the Internet, we encourage you to access http://www.eproxyvote.com/km to vote your shares via the Internet, and to access http://www.econsent.com/km to elect to receive future annual reports, proxy and other materials via the Internet. For stockholders who own their shares through a broker or other institution, check with your broker to see if you will be able to vote and receive future materials via the Internet. This electronic means of communication is quick and convenient and can result in substantial savings to your Company in terms of printing and distribution costs.

  It is important that your shares be represented at the Meeting regardless of the number that you may hold. Whether or not you plan to attend the Meeting, please vote your shares either by returning the attached Proxy Card or voting by telephone or Internet as soon as possible. (See page 2 of this Proxy Statement or the attached Proxy Card for instructions on voting by telephone or Internet.) This will not prevent you from voting your shares in person at the Meeting before voting closes, if you wish to do so.

  We hope that you will be able to attend the Meeting and look forward to seeing you on May 16.

                                          Sincerely,

                                          /s/ Floyd Hall

                                          Floyd Hall
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                               Kmart Corporation

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 16, 2000


TO THE STOCKHOLDERS OF
KMART CORPORATION

  The 2000 Annual Meeting of Stockholders of Kmart Corporation will be held at the Detroit Opera House, 1526 Broadway, Detroit, Michigan on Tuesday, May 16, 2000, beginning at 10 a.m. E.T., for the following purposes:

    1. To elect five Class II directors for a term expiring in 2003 as set forth in the accompanying Proxy Statement.

    2. To increase the number of shares of Common Stock reserved for issuance under the 1997 Long-Term Equity Compensation Plan.

    3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the 2000 fiscal year.

    4. To act upon a stockholder proposal, if presented at the Meeting, as set forth in the accompanying Proxy Statement, concerning the elimination of the classified Board of Directors.

    5. To transact such other business as may properly come before the Meeting or any adjournment of the Meeting.

  Stockholders of record of Kmart Common Stock at the close of business on March 17, 2000 are entitled to notice of and to vote at the Meeting or any adjournment of the Meeting.

                                          By order of the Board of Directors

                                          /s/ Nancie W. LaDuke

                                          Nancie W. LaDuke
                                          Vice President and Secretary

Troy, Michigan
April 13, 2000

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
About the Meeting....................................................           1
 What is the purpose of the Annual Meeting?..........................           1
 Who is entitled to vote?............................................           1
 What constitutes a quorum?..........................................           1
 How do I vote?......................................................           1
 Can I vote by telephone or Internet?................................           2
 Can I elect to receive future proxy and other materials via
  Internet?..........................................................           2
 Can I change my vote after I submit my proxy?.......................           2
 Will my vote be kept confidential?..................................           2
 How do I vote my shares held in the Kmart Stock Direct Plan
  or in a Kmart employee stock plan?.................................           2
 What are the Board's recommendations?...............................           3
 What vote is required to approve each item?.........................           3
Stock Ownership......................................................           4
 Who are the largest owners of the Company's Common Stock?...........           4
 How many shares of Common Stock do the Company's directors and
  executive officers own?............................................           5
 Legal Proceedings/Transactions with Management......................           6
Proposal 1 -- Election of Directors..................................           6
 Directors standing for election for terms expiring in 2003..........           6
 Directors continuing in office......................................           7
 How are directors compensated?......................................           8
 How often did the Board meet during fiscal 1999?....................           9
 What are the standing Committees of the Board?......................           9
 Board Committee Membership..........................................           9
 What are the functions of the standing Board Committees?............           9
Executive Compensation...............................................          10
 Compensation and Incentives Committee Report on Executive
  Compensation.......................................................          10
  What is the Company's philosophy of executive compensation?........          10
  How were the Company's executive officers compensated in fiscal
   1999?.............................................................          11
  Base Salary........................................................          11
  Annual Incentive Bonus.............................................          11
  Stock Purchases and Stock Options .................................          12
  How was the Company's CEO compensated in fiscal 1999?..............          12
 Executive Compensation Summary Table................................          13
 Option Grants in Fiscal Year 1999...................................          14
 Option Exercises and Values for Fiscal Year 1999....................          15
 Pension Plans.......................................................          15
 Employment and Severance Arrangements...............................          15
Stock Performance Graph..............................................          16
 Comparison of Cumulative Total Return/January 1995 to January 2000..          16
Proposal 2 -- Amendment to 1997 Long-Term Equity Compensation Plan to
 increase number of shares of Common Stock reserved for issuance
 under Plan..........................................................          16
Proposal 3 -- Ratification of Appointment of Independent
 Accountants.........................................................          21
Proposal 4 -- Stockholder Proposal...................................          21
Corporate Governance.................................................          23
 Guidelines on Significant Corporate Governance Issues...............          23
  Selection and Composition of the Board.............................          23
  Board Leadership...................................................          24
  Board Relationship to Senior Management............................          25
  Meeting Procedures.................................................          26
  Committee Matters..................................................          26
  Leadership Development.............................................          27
Other Business/Future Stockholder Proposals..........................          27
Admission Ticket/Parking Voucher.....................................  Back Cover

                               Kmart Corporation
                           3100 West Big Beaver Road
                             Troy, Michigan 48084

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement contains information relating to the Annual Meeting of Stockholders of Kmart Corporation, a Michigan corporation, to be held on Tuesday, May 16, 2000, beginning at 10:00 a.m. E.T., at the Detroit Opera House, 1526 Broadway, Detroit, Michigan, and at any adjournment of the Meeting. The Proxy Statement and accompanying Proxy Card are first being mailed to stockholders on or about April 13, 2000.

                               ABOUT THE MEETING

What is the purpose of the Annual Meeting?

  At the Company's Annual Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the election of directors, increasing the number of shares of Common Stock reserved for issuance under the 1997 Long-Term Equity Compensation Plan, the ratification of the Company's independent accountants and consideration of a stockholder proposal. In addition, the Company's management will report on the performance of the Company during fiscal 1999 and respond to questions from stockholders.

Who is entitled to vote?

  Only stockholders of record of the Company's Common Stock, par value $1.00, at the close of business on the record date, March 17, 2000, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on that date at the Meeting or any adjournment of the Meeting. Each outstanding share of Common Stock entitles its holder to cast one vote on each matter to be voted upon.

What constitutes a quorum?

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting the Meeting to conduct its business. As of the record date, 481,396,436 shares of Common Stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of a quorum but will be disregarded in tabulating the vote on the election of directors and the other proposals.

How do I vote?

  If you are a registered stockholder (that is, if you hold your stock in your own name), and you either complete and properly sign the accompanying Proxy Card and return it to the Company's stock transfer agent, Fleet National Bank, or vote via telephone or Internet as set forth in this Proxy Statement and on the Proxy Card, it will be voted as you direct. If you attend the Meeting, you may deliver your completed Proxy Card in person.

  If your shares are held in "street name" and you either complete and properly sign the Proxy Card provided to you by your broker or other nominee, or vote via telephone or Internet as permitted by your broker or nominee, the broker or nominee is required to vote your shares as you direct.

Can I vote by telephone or Internet?

  If you are a registered stockholder (that is, if you hold your stock in your own name), you may vote by telephone or Internet as follows:

  By telephone:If you have a touch-tone phone, call 1-877-PRX-VOTE (1-877-779-
               8683) toll free or call collect at 1-201-536-8073. You will be asked to enter the 14-digit Control Number located on your Proxy Card. Then follow the instructions.

  By Internet: If you have an e-mail account and Internet access, point your browser to http://www.eproxyvote.com/km . You will be asked to enter the 14-digit Control Number on your Proxy Card. Then follow the instructions.

  If your shares are held in "street name," you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or Internet.

  This Proxy Statement and the 1999 Annual Report are also available via Internet at: http://www.kmart.com/corp under Investor Relations.

Can I elect to receive future proxy and other materials via Internet?

  You may elect to receive future proxy and other materials via Internet if you have an e-mail account and Internet access. Simply access http://www.econsent.com/km and then follow the instructions. You will be asked to enter your Account Number, which appears on your Kmart Stock Direct statements and on your Proxy Card. Your consent will remain in effect unless it is withdrawn by contacting the stock transfer agent at: 1-800-336-6981; P.O. Box 8038, Boston, MA 02266-8038; or http://www.equiserve.com.

Can I change my vote after I submit my proxy?

  Yes. Even after you have submitted your Proxy, you may change your vote at any time prior to the close of voting at the Meeting by filing with the Secretary of the Company a notice of revocation or by submitting a duly executed Proxy bearing a later date or by voting by telephone or Internet on a later date.

Will my vote be kept confidential?

  The Company has adopted a policy providing for confidential voting. Stockholder votes will be tabulated by EquiServe Limited Partnership and, subject to certain limited exceptions including a contested proxy solicitation, how a particular stockholder votes will not be disclosed to the Company prior to the final tabulation of the vote.

How do I vote my shares held in the Kmart Stock Direct Plan or in a Kmart employee stock plan?

  Effective February 1, 2000, Kmart Stock Direct, the Company's direct stock purchase plan, replaced the Kmart Stock Purchase and Dividend Reinvestment Plan.

  If a stockholder is a participant in Kmart Stock Direct (the Stock Purchase
Plan), the Proxy Card will represent the number of full shares of Common Stock in the participant's Stock Purchase Plan account on the record date (as well as shares registered in the participant's name or held in a Kmart employee stock plan). If the Proxy Card is not signed and returned (or the shares are not voted electronically), the Stock Purchase Plan shares and the registered shares will not be voted.

  If a stockholder is a participant in the Kmart Retirement Savings Plan or Deferred Compensation and Restoration Plan (the Plan(s)), the Proxy Card will represent the number of full shares of Common Stock in the employee's Plan account(s) on the record date (as well as shares registered in the participant's name or held in the Stock Purchase Plan). The Proxy Card will serve as voting instructions to the trustees of the Plans. If the Proxy Card is not signed and returned (or the shares are not voted electronically), the Plan shares will be voted by each Plan trustee in the same proportion that it votes Plan shares for which it did receive timely voting instructions from other Plan participants.

What are the Board's recommendations?

  Unless you give other instructions either via your Proxy Card or your electronic vote, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

   .for election of the nominated slate of directors (see page 6)

   .for increase of shares of Common Stock reserved for issuance under the 1997 Long-Term Equity Compensation Plan (page 16)

   .for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants (see page 21)

   .against approval of the stockholder proposal (see pages 21-23)

  With respect to any other matter that properly comes before the Meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

   . Election of Directors. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A properly executed Proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director(s) indicated, but will be counted for purposes of determining whether there is a quorum.

   . Increase in Shares under 1997 Long-Term Equity Compensation Plan and Ratification of Independent Accountants. The affirmative vote of a majority of the votes cast by stockholders represented in person or by proxy and entitled to vote on these proposals is required for approval. A properly executed Proxy marked "Abstain" with respect to each of these proposals will not be voted and will not be counted in determining the shares necessary for approval.

   . Elimination of Classified Board. The affirmative vote of the holders of 58% of the outstanding shares entitled to vote is required to approve the proposed amendment of the Company's Articles of Incorporation to eliminate the classified board. A properly executed Proxy marked "Abstain" with respect to the proposal will have the same effect as a vote against the proposal.

  If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters, will not be counted in determining the number of shares necessary for approval and, with respect to the proposal relating to the elimination of the classified board, will have the same effect as a vote against the proposal.

                                STOCK OWNERSHIP

Who are the largest owners of the Company's Common Stock?

  The following table sets forth certain information concerning persons which, to the knowledge of the Company, own more than 5% of the outstanding Common Stock.

                                                                Percent of
                                                            Common Stock as of
           Name and Address                        Shares   December 31, 1999
           ----------------                        ------   ------------------
Barrow, Hanley, Mewhinney & Strauss, Inc........ 60,731,028        12.5%
 One McKinney Plaza
 3232 McKinney Avenue, 15th Floor
 Dallas, Texas 75204-2429(1)
Vanguard/Windsor Funds, Inc. -- Windsor II
 Fund........................................... 41,622,500         8.6%
 Post Office Box 2600
 Valley Forge, Pennsylvania 19482-2600(2)
Dodge & Cox..................................... 34,663,010         7.1%
 One Sansome Street, 35th Floor
 San Francisco, California 94104(3)
Putnam Investments, Inc......................... 34,279,767         7.1%
 One Post Office Square
 Boston, Massachusetts 02109(4)

----------------

(1) Information obtained from Schedule 13G as of December 31, 1999 filed with the Securities and Exchange Commission ("SEC") by Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHMS"). BHMS is a registered investment advisor which has the sole power to dispose or to direct the disposition of all of the above shares and has the sole power to vote or to direct the voting of 14,010,228 of the above shares and the shared power to vote or to direct the voting of 46,720,800 of the shares.

(2) Information obtained from Schedule 13G as of December 31, 1999 filed with the SEC by Vanguard/Windsor Funds, Inc. -- Windsor II Fund, which is a registered investment company with the sole power to dispose or to direct the disposition and to vote or to direct the voting of the above shares.

(3) Information obtained from Schedule 13G as of December 31, 1999 filed with the SEC by Dodge & Cox. Dodge & Cox is a registered investment advisor which has the sole power to dispose or to direct the disposition of all of the above shares, has the sole power to vote or to direct the voting of 31,687,860 of the shares and has the shared power to vote or to direct the voting of 313,000 of the shares.

(4) Information obtained from Schedule 13G as of December 31, 1999 filed with the SEC by Putnam Investments, Inc., Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. Putnam Investments, Inc., a subsidiary of Marsh & McLennan Companies, Inc., wholly owns two registered investment advisors, Putnam Investment Management, Inc., which is the investment advisor to the Putnam family of mutual funds, and the Putnam Advisory Company, Inc., which is the investment advisor to Putnam's institutional clients. Putnam Investments, Inc. has the shared power to dispose or to direct the disposition of 34,279,767 of the above shares and the shared power to vote or to direct the voting of 747,584 of the shares. Putnam Investment Management Inc, has the shared power to dispose or to direct the disposition of 33,253,318 of the shares.The Putnam Advisory Company, Inc. has the shared power to dispose or to direct the disposition of 1,026,449 of the shares and the shared power to vote or to direct the voting of 747,584 of the shares.

How many shares of Common Stock do the Company's directors and executive officers own?

  The following table shows the Common Stock ownership of the Company's directors, the named executive officers and all of the directors and executive officers of the Company as a group, in each case as of March 1, 2000 .

                                                                    Percent of
        Name                                                Shares Common Stock
        ----                                                ------ ------------
James B. Adamson(1)(2).................................     26,043       *
Lilyan H. Affinito(1)(2)...............................     42,476       *
Stephen F. Bollenbach(1)(2)............................     35,604       *
Michael Bozic(2)(4)....................................    275,870       *
Joseph A. Califano, Jr.(1)(2)(3).......................     27,042       *
Richard G. Cline(1)(2)(4)..............................     46,235       *
Warren F. Cooper(2)....................................    344,595       *
Willie D. Davis(2)(4)..................................     17,610       *
Joseph P. Flannery(1)(2)...............................     25,595       *
Andrew A. Giancamilli(2)(3)............................    855,029       *
Floyd Hall(2)..........................................  7,260,362     1.5%
Donald W. Keeble(2)....................................    697,587       *
Robert D. Kennedy(1)(2)(3).............................     33,796       *
J. Richard Munro(1)(2).................................     29,522       *
Robin B. Smith(1)(2)(4)................................     20,236       *
Thomas T. Stallkamp(1).................................      2,594       *
James O. Welch(1)(2)(4)(5).............................    233,307       *
Directors and executive officers as a group
 (30 persons)(1)-(5)................................... 11,146,055     2.3%

* Except as noted, each director and executive officer owned less than 1% of the outstanding shares of Common Stock.

--------

(1) Includes restricted Common Stock units accrued under the Directors Stock Plan as follows: Mr. Adamson-- 7,877 units; Ms. Affinito -- 9,353 units; Mr. Bollenbach -- 7,657 units; Mr. Califano -- 8,031 units; Mr. Cline -- 9,542 units; Mr. Flannery -- 1,515 units; Mr. Kennedy -- 7,877 units; Mr. Munro-- 9,353 units; Ms. Smith -- 6,263 units; Mr. Stallkamp -- 797 units; and Mr. Welch -- 8,031 units.

(2) Includes shares of Common Stock that can be acquired by exercise of stock options within 60 days of March 1, 2000 as follows: Mr. Adamson -- 5,000 shares; Ms. Affinito -- 5,000 shares; Mr. Bollenbach -- 5,000 shares; Mr. Bozic -- 100,001 shares; Mr. Califano -- 5,000 shares; Mr. Cline -- 10,000 shares; Mr. Cooper -- 153,334 shares; Mr. Davis -- 5,000 shares; Mr. Flannery -- 10,000 shares; Mr. Giancamilli-- 529,071 shares; Mr. Hall -- 5,725,590 shares; Mr. Keeble -- 456,667 shares; Mr. Kennedy -- 5,000 shares; Mr. Munro -- 5,000 shares; Ms. Smith -- 5,000 shares; and Mr. Welch -- 5,000 shares.

(3) Includes shares of Common Stock that can be acquired by conversion of Kmart Financing I Trust Convertible Preferred Stock as follows: Mr. Califano -- 1,333 shares; Mr. Giancamilli -- 333 shares; Mr. Kennedy -- 3,333 shares; and all directors and executive officers as a group -- 9,319 shares.

(4) Mr. Bozic may be deemed to share voting and investment power as to 363,669 shares of Common Stock owned by one or more of the MSDW Funds of which he is a trustee. Mr. Cline may be deemed to share voting and investment power as to 21,000 shares of Common Stock owned by one or more of the Northern Funds of which he is a trustee and as to 57,300 shares of Common Stock owned by one or more of the Northern Institutional Funds of which he is a trustee. Mr. Davis may be deemed to share voting and investment power as to 2,390,000 shares of Common Stock owned by one or more of the Strong Funds of which he is a director. Ms. Smith may be deemed to share voting and investment power as to 8,875,670 shares of Common Stock and 608,500 shares of Kmart Financing I Convertible Preferred Shares owned by one or more of the Prudential Investments mutual funds of which she is a trustee.

   Mr. Welch may be deemed to share voting and investment power as to 47,971,239 shares of Common Stock owned by one or more of the Vanguard Group of Investment Companies of which he is a director. If such additional shares were included, executive officers and directors as a group would be considered to beneficially own 60,187,878 shares of Common Stock, or 12.53% of the Common Stock outstanding as of March 1, 2000, including 0.076% for Mr. Bozic, 0.016% for Mr. Cline, 0.497% for Mr. Davis,1.971 % for
   Ms. Smith, and 9.97% for Mr. Welch. Ms. Smith and, Messrs. Bozic, Cline, Davis and Welch each disclaim beneficial ownership of such shares.

(5) Includes 166,260 shares of Common Stock held by trusts of which Mr. Welch and/or his wife is a co-trustee.

Legal Proceedings / Transactions with Management

  Mr. Bozic, who joined the Company as Vice Chairman on December 1, 1998, was formerly Chairman of the Board, President and Chief Executive Officer of Levitz Furniture Inc., which filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code on September 5, 1997. Mr. Bozic resigned as an officer of Levitz on November 20, 1998, and resigned from its Board of Directors on April 8, 1999.

  In 1996, the Company made an interest-free loan to Mr. Hall of $200,000 in connection with his acquisition of a Michigan residence. The loan is secured by a promissory note from Mr. Hall and is to be repaid to the Company, in the event of a sale of the residence, from the sale proceeds. The loan was outstanding throughout 1999.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

  The Company's Articles of Incorporation and By-laws provide that the number of directors, as determined from time to time by the Board, shall be not less than seven nor more than twenty-one. The Board has fixed the number of directors at 13, as of May 16, 2000. The Articles and By-laws further provide that directors shall be divided into three classes (Class I, Class II and Class III) serving staggered three-year terms, with each class to be as nearly equal in number as possible.

Directors standing for election for terms expiring in 2003

  In accordance with the recommendation of its Committee on Directors and Corporate Governance, the Board has nominated Joseph A. Califano, Jr., J. Richard Munro, Robin B. Smith, Thomas T. Stallkamp and James O. Welch for election as Class II directors for a term expiring at the 2003 Annual Meeting and until their successors are elected and qualified. All of the nominees are presently directors of the Company whose terms expire at the 2000 Annual Meeting.

Class II Directors. The following Class II directors are standing for election.

JOSEPH A. CALIFANO, JR., 68

Chairman and President, The National Center on Addiction and Substance Abuse at Columbia University, attorney, author and Adjunct Professor of Public Health, College of Physicians and Surgeons of Columbia University and Columbia University School of Public Health (health policy and management). Director of Automatic Data Processing, Inc., Health Plan Services, Inc., True North Communications, Inc. and Warnaco, Inc. Has served as a director of Kmart Corporation since 1990.

J. RICHARD MUNRO, 69

Former Co-Chairman of the Board and Co-Chief Executive Officer of Time Warner Inc. (entertainment and communications). Previously served as Chairman of the Board and Chief Executive Officer of Time Inc. (communications). Director of Kellogg Company, Mobil Corporation and Sensormatic Electronic Corp. Has served as a director of Kmart Corporation since 1990.

ROBIN B. SMITH, 60

Chairman and Chief Executive Officer of Publishers Clearing House (distribution of publications). Previously served as President and Chief Executive Officer of Publishers Clearing House. Director of BellSouth Corp., Springs Industries, Inc. and Texaco, Inc. Trustee of Prudential Investments mutual funds. Has served as a director of Kmart Corporation since 1996.

THOMAS T. STALLKAMP, 53

Vice Chairman and Chief Executive Officer, MSX International (engineering and specialized staffing services). Previously served as Vice Chairman and as President of DaimlerChrysler Corporation and as President of Chrysler Corporation. Director of Baxter International, Inc. Has served as a director of Kmart Corporation since September, 1999.

JAMES O. WELCH, JR., 68

Former Vice Chairman of RJR Nabisco, Inc. and Chairman of Nabisco Brands, Inc. Director of TECO Energy, Inc. and Vanguard Group of Investment Companies. Has served as a director of Kmart Corporation since 1995.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF MS. SMITH AND MESSRS. CALIFANO, MUNRO, STALLKAMP AND WELCH AS CLASS II DIRECTORS.

Directors Continuing in Office

Class III Directors. The following Class III directors were elected at the Company's 1998 Annual Meeting for terms expiring at the 2001 Annual Meeting.

LILYAN H. AFFINITO, 68

Former Vice Chairman of the Board of Maxxam Group Inc. (forest products operations, real estate management and development and aluminum production). Director of Caterpillar, Inc., Jostens Inc. and KeySpan Energy. Has served as a director of Kmart Corporation since 1990.

RICHARD G. CLINE, 65

Chairman, Hussmann International, Inc. (refrigerated merchandising equipment and refrigeration systems). Also Chairman, Hawthorne Investors, Inc. (management advisory services and private investments). Previously served as Chairman and Chief Executive Officer and as Chairman, President and Chief Executive Officer of NICOR, Inc. (natural gas distribution and containerized shipping). Director of Hussmann International, Inc., Ryerson Tull, Inc. and Whitman Corporation. Trustee of Northern Funds and Northern Institutional Funds. Has served as a director of Kmart Corporation since 1995.

WILLIE D. DAVIS, 65

President of All Pro Broadcasting, Inc. (radio stations). Director of Alliance Bank, Bassett Furniture Industries, Incorporated, Checkers, Inc., The Dow Chemical Company, Johnson Controls, Inc., MGM Grand, Inc., Sara Lee Corporation, Strong Funds and WICOR, Inc. Has served as a director of Kmart Corporation since 1986.

JOSEPH P. FLANNERY, 68

Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc. (investment management company). Director of Arvin Industries, Inc., Ingersoll Rand Company, Newmont Mining Corporation and The Scotts Company. Has served as a director of Kmart Corporation since 1985.

Class I Directors. The following Class I directors were elected at the Company's 1999 Annual Meeting for terms expiring at the 2002 Annual Meeting.

JAMES B. ADAMSON, 52

Chairman and Chief Executive Officer, Advantica Restaurant Group (formerly Flagstar Corporation) (food services and restaurant franchises). Previously served as Chief Executive Officer, as Chief Operating Officer and as Retail President of Burger King Corporation. Has served as a director of Kmart Corporation since 1996.

STEPHEN F. BOLLENBACH, 57

President and Chief Executive Officer of Hilton Hotels Corporation. Previously served as Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company, as President and Chief Executive Officer of Host Marriott Corporation and as Chief Financial Officer of Marriott Corporation. Director of Catellus Development Corporation, Hilton Hotels Corporation, Hilton Group PLC, Park Place Entertainment Corp., Spring Group PLC and Time Warner Inc. Has served as a director of Kmart Corporation since 1996.

FLOYD HALL, 61

Chairman of the Board, President and Chief Executive Officer. Previously served as Chairman and Chief Executive Officer of Alva Reproductions Inc. (museum reproductions), Glass Masters Inc. (stained glass products) and The Museum Co. (retail stores) and as Chairman of Lynx Technologies Inc. (telecommunications). Prior to that, served as Chairman and Chief Executive Officer of The Grand Union Company, of Target Stores and of B. Dalton Booksellers Inc. Director of American Eagle Funds, Inc. and Jundt Funds. Has served as a director of Kmart Corporation since 1995.

ROBERT D. KENNEDY, 67

Former Chairman and Chief Executive Officer of Union Carbide Corporation (chemicals and plastics manufacturer). Director of Chase Industries, Inc., International Paper, Inc., Sunoco, Inc. and Union Carbide Corporation. Has served as a director of Kmart Corporation since 1996.

How are directors compensated?

  Directors who are not employees of the Company or its subsidiaries receive an annual retainer of $50,000, with no additional amount payable for attending meetings. Fifty percent (and at the election of the director, up to 100%) of the annual retainer is paid in Common Stock in lieu of cash pursuant to the Directors Stock Plan. In addition, under the Directors Stock Plan, restricted stock units, which are distributed as shares of Common Stock upon termination of Board service, are accrued for a period of time equal to the director's Board service, but no more than ten years, in an amount equal to 50% of the annual retainer, plus, for Committee chairpersons, an amount equal to 10% of the annual retainer.

  Under the Company's Deferred Compensation Plan for Non-Employee Directors and the Directors Stock Plan, a director may elect to defer all or any portion of his or her compensation for services as a director which is payable in cash or Common Stock. Under these Plans, deferred cash amounts earn interest at a rate equivalent to the ten-year U.S. Treasury Note rate plus 5%, and deferred shares of Common Stock are credited with an amount equal to any dividends payable on such shares, which are converted on a quarterly basis to additional shares.

  Effective January 1, 1996, benefits under the Company's Directors Retirement Plan were terminated with respect to new directors and the accrual of future benefits for existing directors was terminated. Non-employee directors who served on the Board prior to December 31, 1995 and who serve at least five years are entitled to benefits under the Plan. Upon retirement from the Board, such directors will receive an annual benefit equal to the annual retainer at the time of retirement for a period equal to the director's accrued years under the frozen Plan, not to exceed ten years. Ms. Affinito and Messrs. Califano, Davis, Flannery and Munro have vested benefits under the frozen Directors Retirement Plan.

  Directors who are employees of the Company or its subsidiaries do not receive the above compensation or benefits.

How often did the Board meet during fiscal 1999?

  The Board of Directors met nine times during fiscal 1999. Each director attended at least 86% of the Board and Committee meetings held while he or she served as a director or member of the Committee.

What are the standing Committees of the Board?

  The Board of Directors has the following standing Committees: Audit, Executive, Compensation and Incentives, Finance and Committee on Directors and Corporate Governance. Except for the Executive Committee, the Committees are comprised solely of non-employee directors.

                          BOARD COMMITTEE MEMBERSHIP

                                    Compensation                       Committee
                                        and                          on Directors/
                            Audit    Incentives  Executive  Finance    Corporate
        Name              Committee  Committee   Committee Committee  Governance
        ----              --------- ------------ --------- --------- -------------
James B. Adamson........       *
Lilyan H. Affinito......       x                      x                     x
Stephen F. Bollenbach...                                        *
Joseph A. Califano, Jr..                                        x
Richard G. Cline........                  x           x                     x
Willie D. Davis.........                  x
Joseph P. Flannery......                              x         x           x
Floyd Hall..............                              *
Robert D. Kennedy.......                  *
J. Richard Munro........                              x         x           x
Robin B. Smith..........       x                                            *
Thomas T. Stallkamp.....                                        x
James O. Welch, Jr......                  x

--------
x Member

* Chairperson

What are the functions of the standing Board Committees?

  Audit Committee. Recommends to the Board the selection of independent accountants; approves the nature and scope of services performed by the independent accountants and reviews the range of fees for such services;

confers with the independent accountants and reviews results of their audits and key accounting and/or reporting matters, reviews the Company's internal audit, accounting and financial controls; and provides assistance to the Board with respect to corporate and reporting practices of the Company. In fiscal 1999, the Audit Committee met six times.

  Compensation and Incentives Committee. Determines the nature and amount of compensation of the executive officers of the Company and its subsidiaries; and administers the Company's Annual Incentive Bonus Plan, Management Deferred Compensation and Restoration Plan, Non-Employee Directors Deferred Compensation Plan and executive and non-employee director stock plans. The Committee is assisted as needed by an independent compensation consultant which reports directly to the Committee. In fiscal 1999, the Compensation and Incentives Committee met five times.

  Executive Committee. Exercises the power and authority of the Board as may be necessary during the intervals between meetings of the Board, subject to such limitations as are provided by law or by resolution of the Board. The Executive Committee did not meet in fiscal 1999.

  Finance Committee. Reviews and oversees corporate operating and financial policies, procedures and plans; makes recommendations to the Board on dividend policy, corporate financing, the issuance and sale of Company securities and the investments of funds; and reviews and oversees the Employee Pension Plan and Pension Fund and the Retirement Savings Plan/Profit Sharing Program and Funds. In fiscal 1999, the Finance Committee met six times.

  Committee on Directors and Corporate Governance. Recommends to the Board nominees for election as directors. In performing this function, the Committee considers nominees recommended by stockholders. Such recommendations should be submitted in writing to the Secretary of the Company and should include a description of the proposed nominee's qualifications, other relevant biographical data and the written consent of the proposed nominee to serve, if elected. In addition, the By-laws of the Company establish certain procedures concerning stockholder nominations for election of directors. The By-laws generally require that notice of such nominations be delivered to the Secretary of the Company within the following specified time limits prior to the stockholders meeting at which the directors are to be elected: 90 days in advance of an annual meeting; and the tenth day following the date on which notice of a special meeting is first given to stockholders. Each notice of nomination is required to contain the name and address of the stockholder who intends to make the nomination; the name, age, business address and written consent of each nominee; and such other information as would be required to be disclosed with respect to the nominee in a proxy solicitation. In fiscal 1999, the Committee on Directors and Corporate Governance met five times.

                            EXECUTIVE COMPENSATION

Compensation And Incentives Committee Report On Executive Compensation

  The Company's executive compensation program is administered by the Compensation and Incentives Committee of the Board of Directors. The Committee is comprised of four independent, non-employee directors.

What is the Company's philosophy of executive compensation?

  The Company's 1999 Compensation Program for executives consisted of the following key elements:

    .  Base salary

    .  Performance-based annual incentive bonus

    .  Restricted stock purchases at an effective 20% discount

    .  Grants of stock options

  The primary goal of the program is to assure that the compensation provided to the Company's executives is tied to the Company's business strategies and objectives, thereby aligning the financial interests of senior executives with those of stockholders. Other objectives of the Company's compensation strategy are to attract and retain the best possible executive talent, to motivate those executives to obtain optimum performance for the Company, to link executive and stockholder interests through equity based plans and to provide compensation that recognizes individual contributions as well as overall business results.

  On a regular and recurring basis, the Committee conducts a review of the Company's executive compensation program, assisted as needed by an independent compensation consultant, in order that the Committee may assure that the Company's compensation program is properly integrated with both the Company's annual and longer term objectives and is competitive with compensation programs of other companies with which the Company must directly compete for executive talent.

  The Committee's policy with respect to each of the components of the Company's executive compensation program is discussed below. Through these programs, a significant portion of the Company's executive compensation is linked to performance and the alignment of executive interests with those of stockholders.

  The Committee intends to maximize the performance-based components of compensation paid to executive officers. However, the Committee believes that the Company must attract, retain and reward the executive talent necessary to maximize the return to stockholders and that the loss of a tax deduction under federal tax law may be a necessary and desirable trade-off in certain circumstances.

How were the Company's executive officers compensated in fiscal 1999?

Base Salary

  Base salaries for the Company's executive officers are based on a structure of graduated salary levels that are established by reference to several commercially available executive compensation surveys in which the Company and other major U.S. retailers participate. The range for each position consists of minimum, mid-point and maximum salary levels. Generally, the salary goals for executive officers were targeted at the median salary for comparable positions within the companies participating in the surveys (unless an employment agreement provided otherwise or as necessary to meet specific competitive offers). Any annual salary adjustment, within each applicable position/salary grade, is determined based on the performance of the individual (including the achievement of annual objectives). The retail companies included in the surveys represent a narrower group than the companies included in the Standard & Poor's Retail Stores Composite Index contained in the Company's stock performance graph. The Committee believes that the means by which comparative salary levels are determined is appropriate since they enable the Company's executive salary structure to reflect the practices of other retailers that are comparable to the Company in size and complexity. The Committee intends periodically to assess the continued suitability of this approach and to modify it if appropriate.

Annual Incentive Bonus

  In 1999, executive officers had an opportunity to earn annual incentive bonuses based on performance against Company and business unit goals approved by the Committee (adjusted for certain one time charges), as well as individual goals approved and subsequently evaluated by the senior officer to whom the executive officer reported (and in the case of the CEO, by the Board of Directors).

  Participants in the bonus program were assigned threshold, target and maximum bonus levels, with funding depending on the level of achievement of the applicable goals. With respect to the goals based on Company and business unit financial results, funding of these bonus components ranged from zero if achievement was below the threshold level of 80% of goal, and increasing incrementally from 25% of the targeted bonus at 80% achievement of goal, to 100% of targeted bonus at 100% achievement of goal, to a maximum of 225% of the targeted bonus at achievement of 130% of goal or greater. The funding of the bonus component based on personal goals ranged from zero to 225% of targeted bonus depending on the evaluation of the executive officer's achievement of such goals.

  The 1999 targeted bonus opportunity for each executive officer was based on a percentage of annual base salary-- with the largest targeted bonus opportunity being granted to the CEO and the targeted bonus opportunity granted to other executive officers decreasing incrementally based on their position/salary grade. Generally, the on-plan incentive bonus for executive officers was targeted at the median bonus for comparable positions within the companies participating in the above described executive compensation surveys (unless an employment agreement provided otherwise or as necessary to meet specific competitive offers).

Stock Purchases and Stock Options

  The Company's long-term incentive compensation for executive officers and other key executives consisted of purchases of restricted shares under the Management Stock Purchase Plan and grants of stock options under the 1992 Stock Option and 1997 Long-Term Equity Compensation Plans. All of these plans were approved by stockholders.

  The Committee has long believed that aligning management's interests with those of stockholders is an important element of the Company's executive compensation program and that encouraging increased levels of ownership in the Company's Common Stock is a key ingredient in achieving this goal. The Management Stock Purchase Plan provides for the use of any annual incentive bonus earned by executive officers and other executive participants under the Annual Incentive Bonus Plan, which was approved by stockholders, to be used to purchase shares of Common Stock at an effective 20% discount, with such shares to be restricted from sale or transfer for a period of three years. A participant may choose to use less than 100% of annual bonus to purchase such restricted shares, but in no event less than 20%.

  The Company's Stock Option Plans also enable executive officers and other key executives to develop and maintain a substantial stock ownership position in the Company's Common Stock, and create a direct link between executive compensation and stockholder return. Under the Stock Option Plans, options for Common Stock were granted in 1999 to more than 3,100 executives.

  Generally, the 1999 stock option grants for executive officers, other than the CEO, were developed using industry accepted stock option valuation and pricing models. Grants ranged from 50% to 235% of the applicable salary range midpoint depending on position and salary grade, and were targeted at the 75th percentile of grant levels for comparable positions at the companies participating in the above described executive compensation surveys (unless an employment agreement provided otherwise, a specific competitive offer was met or the Committee determined otherwise based on its own assessment of the situation).

  Stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant, will expire after ten years and will vest over a three year period at the rate of one-third of the shares per year.

How was the Company's CEO compensated in fiscal 1999?

  Mr. Hall's 1999 cash compensation included a base salary of $1,375,000 which approximated the median salary of the other CEOs of companies participating in the above described executive compensation surveys. Mr. Hall's bonus payout for 1999 was $1,305,800 as a result of the Company's attaining its 1999 financial goals and Mr. Hall's achievement with respect to his individual financial and personal performance objectives. In March 1999, the Committee also granted Mr. Hall stock options to purchase 500,000 shares of Common Stock. All of Mr. Hall's 1999 compensation was tax deductible by the Company under Code Section 162(m) or was deferred until such time as it will be tax deductible to the Company.

                                          Compensation and Incentives
                                          Committee

                                          R. D. Kennedy, Chairperson
                                          R. G. Cline
                                          W. D. Davis
                                          J. O. Welch, Jr.

  The Compensation and Incentives Committee Report and the performance graph included elsewhere in this Proxy Statement shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference.

Executive Compensation Summary Table

  The following table sets forth information concerning total compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of January 26, 2000 (the "named executive officers") for services rendered to the Company during each of the last three fiscal years.

                                    Annual Compensation                     Long-Term Compensation
                         -----------------------------------------  --------------------------------------
                                                                    No. of Stock Restricted
        Name and                                     Other Annual      Options      Stock      All Other
   Principal Position    Year Salary(1)   Bonus(2)  Compensation(3)  Granted(4)   Awards(5) Compensation(6)
   ------------------    ---- ---------   -------   --------------  ------------ ---------- --------------
F. Hall................. 1999 $1,375,000 $1,305,800    $270,539        500,000   $      -0-    $625,291
 Chairman of the         1998  1,300,000  1,379,000     259,127      1,313,385    1,628,000     417,373
 Board, President and    1997  1,200,000  1,815,600     262,544      1,000,000    2,729,250     235,240
 Chief Executive Officer
A. A. Giancamilli....... 1999    687,500    500,000       --           200,000          -0-      54,942
 President and           1998    650,000    523,400       --           150,000      814,000      41,466
 General Merchandise     1997    485,835    442,700       --           320,000    1,269,000      23,422
 Manager, U. S.
 Kmart Stores
M. Bozic................ 1999    637,500    385,000      91,015        100,000          -0-      12,120
 Vice Chairman           1998    100,000     60,000      60,715        200,000    1,131,750         -0-
                         1997        -0-        -0-       --               -0-          -0-         -0-
D. W. Keeble............ 1999    498,750    290,000       --           100,000          -0-      39,273
 President, Store        1998    460,000    315,000       --            80,000      895,400      38,852
 Operations              1997    432,000    378,000       --            70,000      606,500      32,002
W. F. Cooper............ 1999    423,750    253,000       --           100,000          -0-      36,856
 Executive Vice          1998    405,000    300,000       --            75,000      732,600      34,657
 President, Human        1997    380,000    266,500       --            70,000      545,850      23,072
 Resources and
 Administration

--------

(1) At the election of the officers, up to 100% of salary may be deferred pursuant to the Company's Management Deferred Compensation and Restoration Plan.

(2) A portion of each named executive officer's 1999 cash bonus was used to purchase restricted shares of Common Stock at an effective 20% discount pursuant to the Company's Management Stock Purchase Plan, as follows: Mr. Hall -- $652,900 of bonus was used; the value of the stock was $816,125. Mr. Giancamilli -- $100,000 of bonus was used; the value of the stock was $125,000. Mr. Bozic -- $77,000 of bonus was used; the value of the stock was $96,250. Mr. Keeble -- $58,000 of bonus was used; the value of the stock was $72,500. Mr. Cooper -- $50,600 of bonus was used; the value of the stock was $63,250. (Values are based on the market price of the stock as of the date of issue.)

(3) The dollar amounts under "Other Annual Compensation" include:
    Reimbursement of housing and living costs. Mr. Hall: 1999 -- $185,242 (including $48,022 in taxes in connection therewith); 1998 -- $159,988 (including $48,683 in taxes in connection therewith); 1997 -- $153,763 (including $46,339 in taxes in connection therewith). Non-business use of Company plane. Mr. Hall: 1999 -- $68,528 (including $9,171 in taxes in connection therewith); 1998 -- $80,087 (including $13,557 in taxes in connection therewith); 1997 -- $97,251 (including $23,604 in taxes in connection therewith). Mr. Giancamilli: 1999-$19,271 (including $5,531 in taxes in connection therewith); 1998-$7,238 (including $2,014 in taxes in connection therewith); 1997 - $2,317 (including $564 in taxes in connection therewith); Mr. Bozic: 1999 - $1,152 (including $331 in taxes in connection therewith); Mr. Keeble: 1999 - $5,837 (including $1,674 in taxes in connection therewith); 1998 - $2,194 (including $371 in taxes in connection therewith); Reimbursement of moving and temporary living expenses. Mr. Bozic: 1999 -- $89,863 (including $34,300 in taxes in connection therewith); 1998-- $60,715 (including $4,869 in taxes in connection therewith). Except as noted, the cost to the Company for perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total payments reported in the Salary and Bonus columns and, therefore, is not included.

(4) These stock options were granted under the 1992 Stock Option Plan and the 1997 Long-Term Equity Compensation Plan.

(5) As of January 26, 2000, the number and value of all restricted stock issued to the named executive officers were as follows: Mr. Hall -- 1,335,612/$12,020,511; Mr. Giancamilli -- 190,397/$1,713,572; Mr. Bozic--
     75,869/$682,822; Mr. Keeble -- 124,547/$1,120,926; and Mr. Cooper --
     106,781/$961,032.

(6) The dollar amounts under "All Other Compensation" include: Life insurance premiums. Mr. Hall: 1999 -- $13,098; 1998 -- $10,495; 1997 -- $10,286;
     Mr. Giancamilli: 1999 -- $2,086; 1998 -- $911; 1997 -- $553; Mr. Bozic:
     1999-- $3,182; Mr. Keeble: 1999 -- $2,204; 1998 -- $1,471; 1997 -- $857;
     Mr. Cooper: 1999 -- $3,271; 1998 -- $1,732; 1997-- $886;. Employer
     contributions under Company's Supplemental Retirement Savings Plan and/or Deferred Compensation and Restoration Plan. Mr. Hall: 1999 -- $149,063; 1998 -- $138,374; 1997 -- $103,300; Mr. Giancamilli: 1999 -- $52,856;
     1998 -- $40,555; 1997 -- $22,869; Mr. Bozic: 1999- $8,938; Mr. Keeble:
     1999 -- $37,069; 1998-- $37,381; 1997 -- $31,145; Mr. Cooper: 1999 --
     $33,585; 1998 -- $32,925; 1997 -- $22,186. Interest on compensation mandatorily deferred so that it would be tax deductible to the Company under Code Section 162(m). Mr. Hall: 1999--$463,120 (including $211,701 in above market interest); 1998 -- $268,504 (including $130,682 in above market interest); 1997 -- $121,654 (including $56,802 in above market interest).

Option Grants in Fiscal Year 1999

  The following table shows all grants of options to each of the named executive officers in fiscal 1999.

                               % of Total
                                Options
                               Granted to
                     Number of Employees                            Hypothetical
                      Options  in Fiscal  Exercise Price Expiration   Value at
       Name           Granted     1999          (1)       Date (2)    Grant (3)
       ----          --------- ---------- -------------- ---------- ------------
F. Hall............    500,000    7.84%       $17.56      3/16/09    $4,031,498
A. A. Giancamilli..    200,000    3.14         17.56      3/16/09     1,612,599
M. Bozic...........    100,000    1.57         17.56      3/16/09       806,300
D. W. Keeble.......    100,000    1.57         17.56      3/16/09       806,300
W. F. Cooper.......    100,000    1.57         17.56      3/16/09       806,300

--------
(1) All options were granted at a price equal to 100% of the market value of the Common Stock on March 16, 1999, the date of grant. The exercise price may be paid in cash, already owned shares or a combination of both.

(2) Options will become exercisable in three equal annual installments commencing one year from date of grant.

(3) This column represents the estimated present value of the options granted during fiscal 1999 on the date of grant using the Black-Scholes option pricing model based upon the following assumptions: an estimated time until exercise of 5 years; a 5-year stock price volatility rate of 0.449; a risk-free interest rate of 4.81%; a dividend yield of 0.00%; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black Scholes model, which is based on arbitrary assumptions as to the variables of stock price volatility, future dividend yield and interest rate.

Option Exercises and Values for Fiscal Year 1999

  The table below shows any options exercised by each of the named executive officers in fiscal 1999 and the status of their options at January 26, 2000:


                          Number of                                              Value of Unexercised
                           Shares        Value       Number of Unexercised       In-the-Money Options
                         Acquired on Realized upon     Options at 1/26/00             at 1/26/00
     Name                 Exercise     Exercise    Exercisable/Nonexercisable Exercisable/Nonexercisable
     ----                ----------- ------------- -------------------------- --------------------------
F. Hall.................       -0-          -0-       5,121,129/2,042,256                 -0-/-0-
A. A. Giancamilli.......       -0-          -0-         392,404/  406,667            $105,995/-0-
M. Bozic................       -0-          -0-          66,667/  233,333                 -0-/-0-
D. W. Keeble............       -0-          -0-         367,334/  176,666             119,000/-0-
W. F. Cooper............   100,000     $931,440          71,667/  173,333                 -0-/-0-

Pension Plans

  The accrual of benefits under the Company's tax-qualified Employee Pension Plan and Supplemental Pension Benefit Plan was frozen as of January 31, 1996. Therefore, service after January 31, 1996 is not recognized for benefit accumulation purposes, but is recognized for vesting purposes. The Company's Supplemental Pension Benefit Plan provides benefits to the extent that ERISA limits the pension to which an employee would otherwise be entitled under the Employee Pension Plan absent such limitation. Of the named executive officers, only Mr. Keeble is eligible to receive benefits under the Company's frozen Employee Pension and Supplemental Pension Benefit Plans. Mr. Keeble has 29 years of service under the Plans after age 21. His estimated accrued benefit under the combined Plans and under the "final average compensation formula" is $9,154 per month at age 65. This amount is based on the pension being paid during his lifetime and would be reduced on an actuarially equivalent basis in the event of a survivor benefit or optional form of payment. The "final average compensation formula" is 1.50% of the average of the officer's best five compensation years prior to January 31, 1996 multiplied by years of service after age 21 and prior to January 31, 1996 up to 35 years minus 2% of the applicable Social Security benefit for each year of service up to 30 years.

  The Company has also adopted a Supplemental Executive Retirement Plan for the purpose of providing income to executive officers of the Company who retire prior to age 65 or who are hired by the Company later in their careers, whom the Board of Directors approves as eligible to receive benefits under the Plan. Benefits are determined by the Board based on the position, responsibilities and rate of compensation of the employee, benefits payable or which would have been payable under other plans and such other factors as the Board may deem relevant.

Employment and Severance Arrangements

  The Company has entered into employment or severance agreements with the named executive officers. Mr. Hall's agreement, which has a term ending April 1, 2001, provides for an annual salary of at least $1 million and an annual on-plan incentive bonus opportunity of at least $1 million based on the attainment of performance goals. If his employment is terminated by the Company other than for cause or disability or if he terminates for good reason, he will be entitled to receive monthly severance payments equal to his monthly base salary at the time of termination, plus 1/12th of the annual on-plan bonus for the year in which termination occurred (the "severance payments"). The severance payments will be made during a severance period equal to the term remaining of his employment agreement at the time of termination, but in no event for less than 12 months nor more than 36 months. If his employment is terminated without cause and within two years of a change in control of the Company, he would be entitled to receive a lump sum payment equal to the severance payments. The agreements entered into with the other named executive officers contain substantially similar severance provisions and provide that, if employment is terminated by the Company, other than for cause or disability, or if the executive officer terminates employment for good reason, he will be entitled to receive severance payments in monthly installments during a two year severance period following termination equal to his monthly base salary at the time of termination, plus, in some cases, 1/12th of the annual on-plan bonus targeted for the year in which termination occurred, which payments will be reduced by the amount of compensation received from other employment. In the event of termination for cause or disability, the executive officer would not receive any severance payments under the agreement.

  The Company estimates that if the employment of Messrs. Hall, Giancamilli, Bozic, Keeble and Cooper were terminated in 2000, and severance payments were due them under their severance agreements, the total payments due for the entire severance period (assuming no reduction for other employment) would be approximately $8,712,000.

Stock Performance Graph

      COMPARISON OF CUMULATIVE TOTAL RETURN/JANUARY 1995 TO JANUARY 2000

                           TOTAL STOCKHOLDER RETURN

  Set forth below is a graph comparing the total returns (assuming dividend reinvestment) of the Company's Common Stock, the Standard & Poor's ("S&P") 500 Composite Index and the S&P Retail Stores Composite Index for the 5-year period commencing January 31, 1995.
                               [Performance Graph]
                       Base
                      Period
Company/Index         Jan95     Jan96     Jan97     Jan98    Jan 99    Jan00
----------------------------------------------------------------------------
KMART CORP             100      45.43     86.02     85.06    135.80    64.27
S&P 500 INDEX          100     138.67    175.19    222.33    294.57   325.05
RETAIL COMPOSITE       100     107.83    128.71    190.86    312.85   313.30

Assumes $100 invested on January 31, 1995  . Company's Common Stock
in the Company's Common Stock,             . S&P 500 Composite Index
S&P 500 Composite Index and S&P            . S&P Retail Stores Composite Index
Retail Stores Composite Index and that any dividends are reinvested.

      PROPOSAL 2 -- AMENDMENT TO 1997 LONG-TERM EQUITY COMPENSATION PLAN
                 TO INCREASE NUMBER OF SHARES OF COMMON STOCK
                       RESERVED FOR ISSUANCE UNDER PLAN

  The Board of Directors has adopted, subject to stockholder approval, an amendment to the 1997 Long-Term Equity Compensation Plan (the "Plan") to increase the number of shares of Common Stock, par value $1.00, reserved for issuance under the Plan by 24 million shares.

  The purpose of the Plan is to encourage key employees to own Common Stock of the Company, thereby increasing their proprietary interest in the Company's growth and success and more closely aligning their interests with those of the Company's stockholders, as well as attracting and assuring the continuation of employment of such key employees.

  The Plan, which was originally approved by stockholders on May 20, 1997, provides that officers, key employees and non-employee directors of the Company and its subsidiaries may be granted stock options, stock appreciation rights, restricted stock, performance units and performance shares. Under the Plan, options to purchase Common Stock may be granted for a price not less than the fair market value of the stock on the date of grant. The Plan is designed to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to certain compensation.

  Twenty-four million shares of Common Stock were initially reserved for issuance under the Plan. Share awards to date under the Plan have included four annual grants of non-qualified stock options to a broad base of key employees of the Company, grants of restricted stock to the Company's senior management team and certain one-time grants of non-qualified stock options in connection with the hiring and retention of officers and other key employees of the Company. (See "Other Information" below for detailed description of awards made under the Plan in 2000 to date.) As of March 15, 2000, there are approximately 1.4 million shares of Common Stock which remain available for grant under the Plan.

  The Company is proposing that an additional 24 million shares of Common Stock be reserved for issuance under the Plan. Such shares may either be authorized and unissued shares or issued shares which have been reacquired by the Company.

  The Company has a long-standing executive stock option program pursuant to which an annual grant of stock options is made to a broad base of key employees of the Company. The size of these annual grants, to be made in January of each year, generally ranges in the aggregate between five and ten million shares of Common Stock. The Company has no current intent to change its stock option program, and there are no current understandings with employees or directors for the granting of options as to the additional shares.

  The following is a summary of the provisions of the Plan.

Plan Administration

  The Plan is administered by the Compensation and Incentives Committee of the Board, which is comprised of non-employee directors who meet the applicable requirements of "non-employee director" under Rule 16b-3 of the Rules and Regulations of the Securities and Exchange Commission and which has at least three members who meet the applicable requirements of an "outside director" under Code section 162(m), except that awards to non-employee directors are administered by the Board of Directors. For convenience sake, all references hereinafter to the Plan administrator will be to the Compensation and Incentives Committee (the "Committee").

  The Committee has the discretion, in accordance with the provisions of the Plan, to determine to whom an award is granted, the size and type of award and the terms and conditions of the award. In making such determinations, the Committee may consider the position and responsibilities of the participant, the nature and value to the Company of his or her services and accomplishments, his or her present and potential contribution to the Company and such other factors as may be deemed relevant. No award may be granted to a participant who owns more than 5% of the outstanding Common Stock.

Shares Reserved for Issuance

  With the proposed Plan amendment, the total number of shares of Common Stock which may be subject to awards or be issued under the Plan will not exceed 48,000,000 shares of which no more than 10,000,000 shares may be issued as restricted stock. The Plan permits adjustments to those numbers for events like: a corporate capitalization such as a stock split; a corporate transaction such as a merger, consolidation, separation, including a spin-off or other distribution of stock or property; any reorganization; or a liquidation of the Company. The Plan also permits Common Stock not acquired due to cancellation, expiration or termination of an award to become available for reissuance. No awards may be granted under the Plan after March 17, 2007. Awards granted prior thereto, however, may extend beyond such date, and the provisions of the Plan will continue to apply thereto.

Stock Options

  The Plan permits the Committee to grant awards of stock options to participants and to determine the timing, amount and conditions of such awards, provided that no individual can receive options for more than 1,000,000 shares of Common Stock in any fiscal year, subject to equitable adjustment as set forth above. The exercise price for an option cannot be less than 100% of the fair market value of the Common Stock underlying the option at the time of grant. The Committee may grant either non-qualified stock options or incentive stock options (as that term is defined in Code Section
422). Non-qualified stock options will be exercisable for a period of up to ten years and two days from the date of grant. The Plan also permits the Committee to require a period of employment or service before options will be vested and to establish time periods for exercise in the event of termination of employment or service. Except as otherwise provided by the Committee with respect to non-qualified stock options, options cannot be transferred other than by will, trust or the laws of descent and distribution.

Stock Appreciation Rights

  The Plan permits the Committee to award stock appreciation rights ("SARs") to Plan participants and to determine the timing, amount and conditions of such awards, provided that no individual can receive more than 1,000,000 SARs in any fiscal year, subject to equitable adjustment as set forth above. The Committee may grant freestanding SARs or SARs in tandem with a related stock option ("Tandem SAR") or a combination of both. The grant price of a freestanding SAR is the fair market value of a share of Common Stock on the date of grant and of a Tandem SAR is the exercise price of the related stock option. No SAR will be exercisable after ten years and two days from the date of grant. Upon exercise of each SAR, the holder is entitled to receive the excess of the fair market value of the Common Stock on the date of exercise over the option price. At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in Common Stock or a combination of both. The Plan also permits the Committee to determine the holder's right to exercise SARs following termination of employment or service. Except as otherwise provided by the Committee, SARs cannot be transferred other than by will, trust or the laws of descent and distribution.

Restricted Stock

  The Plan permits the Committee to grant awards of restricted stock to Plan participants and to determine the timing, amount and conditions of such awards, provided that no individual can receive more than 500,000 shares of restricted stock in any fiscal year, subject to equitable adjustment as set forth above. Shares awarded as restricted stock would be issued subject to such restrictions as the Committee determines, including, without limitation, restrictions: that require the participant's payment of a stipulated purchase price; that are based upon the achievement of specific performance goals; or that are based on time-based vesting and/or restrictions under applicable federal or state securities laws. During the restriction period, the participant is not entitled to delivery of the Common Stock, restrictions are placed on the Common Stock's transferability and the Common Stock may be forfeited in the event of termination of employment or service. A holder of restricted stock will generally have the rights and privileges of a stockholder including the right to vote the Common Stock. The Committee has discretion to remove restrictions if it deems that to be appropriate in a particular case. Upon expiration of the restriction period, the appropriate number of shares of Common Stock will be issued to the participant.

Performance Units/Shares

  The Plan permits the Committee to grant awards of Performance Units and/or Performance Shares to Plan participants based upon Company performance over a period of time (a "Performance Period") determined by the Committee. At the time the Committee establishes a Performance Period for a particular award, it will also establish Company performance measures ("Performance Measures") applicable to the award and targets that must be attained relative to those measures. Performance Measures may be based on any of the following, alone or in combination, as the Committee deems appropriate for the Company, its subsidiaries, its affiliates and/or any subdivisions thereof: (i) return on equity, assets, capital, sales or investment; (ii) pre-tax or after-tax profit; (iii) implementation of processes or projects; (iv) expense reduction levels; (v) changes in the market price of the Common Stock; (vi) total shareholder return; and (vii) cash flow. Performance targets may include a minimum, maximum and target level of performance, with the size of award based on the level attained. Upon completion of a Performance Period, the Committee will determine performance in relation to the performance targets for that period. Following determination of the level of performance, the Committee may in its discretion adjust upward or downward the payment which otherwise would have been made except no upward adjustment will be made if to do so would disqualify the payment as performance based compensation under Code Section 162(m). The Committee may also make adjustments in the terms and conditions and the criteria included in awards in recognition of unusual or non-recurring events whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the intended benefit of the award except no such adjustment will be made if to do so would disqualify the payment as performance based compensation under Code Section 162(m).

  Awards may be paid in cash, Common Stock or a combination of both following the end of the Performance Period. The aggregate maximum amount that can be paid with respect to Performance Unit awards to any individual in respect of any Performance Period under the Plan may not have a value in excess of the value of 500,000 shares of Common Stock and the maximum number of Performance Share awards that can be awarded to any individual in respect of any Performance Period under the Plan may not exceed 500,000 shares of Common Stock, subject to equitable adjustment as set forth above. The fair market value of the Common Stock, will be determined by the average of the high and low sales price of a share of Common Stock, sold regular way, on the last day of the Performance Period, as reported on the Composite Transactions reporting systems. In the event of termination of employment or service prior to attaining the performance target, the Performance Units/Shares will be forfeited unless the Committee in its discretion otherwise determines.

Change of Control

  In the event of a change of control of the Company: (i) all options and SARs then outstanding under the Plan will become fully exercisable and remain so throughout their term; (ii) all restriction periods and non-performance based terms and conditions imposed on restricted stock then outstanding will lapse; and (iii) the target payout opportunities attainable under all outstanding awards of performance based restricted stock, Performance Units and Performance Shares will be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the change of control. The vesting of all awards denominated in Common Stock will be accelerated as of the effective date of the change in control, and there will be paid out to Plan participants within 30 days following the effective date of the change in control, a pro rata number of shares of Common Stock (or their cash equivalent) based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the change in control. Awards denominated in cash will be paid pro rata to Plan participants in cash within 30 days following the effective date of the change in control, with the proration determined as a function of the length of time within the Performance Period which has elapsed prior to the change in control and based on an assumed achievement of all relevant targeted performance goals.

  A change of control occurs if: (i) any person becomes a beneficial owner of 33 percent or more of the combined voting power of the Company; (ii) the Company's stockholders approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of substantially all of its assets or to adopt a plan of liquidation; or (iii) during any three consecutive years, there ceases to be a majority of the Board of Directors comprised of individual who at the beginning of that period constituted the Board (unless the election, or nomination for election, by the stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved).

Plan Amendment or Termination

  The Board may terminate or suspend the Plan in whole or in part at any time with respect to all past and future grants and awards.

Current Federal Tax Consequences

  A Plan participant who has been granted an incentive stock option will not realize taxable income, and the Company will not be entitled to a deduction, at the time of the grant or exercise of that option. If the optionee does not dispose of the Common Stock acquired pursuant to an incentive stock option within two years from the date of grant, or within one year of transfer of the Common Stock to the optionee, any gain or loss realized on a subsequent disposition will be treated as long-term capital gain or loss. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes. If these holding periods ae not satisfied, the optionee will generally realize ordinary income at the time of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the option price or (ii) the excess of the amount realized upon disposition of the Common Stock, if any, over the option price, and the Company will be entitled to a corresponding deduction.

  A Plan participant will not realize taxable income at the time of grant of an option that does not qualify as an incentive stock option, and the Company will not be entitled to a deduction at that time. Upon exercise, however, of that non-qualified option, the optionee will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the Common Stock on the date of exercise over the option price, and the Company will be entitled to a corresponding deduction. Upon a subsequent disposition of the Common Stock, the optionee will realize short-term or long-term capital gain or loss with the basis for computing such gain or loss equal to option price plus the amount of ordinary income realized upon exercise.

  A Plan participant who has been granted an SAR will not realize taxable income, and the Company will not be entitled to a deduction, at the time of the grant. Upon exercise, however, of that SAR, the holder will realize ordinary income in an amount equal to any cash payment and/or the market value of Common Stock distributed, and the Company will be entitled to a corresponding deduction.

  A Plan participant granted a restricted stock award will not realize taxable income, and the Company will not be entitled to a deduction, at the time of the grant, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon the vesting of that Common Stock, the holder will realize ordinary income in an amount equal to the fair market value of the Common Stock at the time less any amount paid for the Common Stock, and the Company will generally be entitled to a corresponding deduction. Dividends paid to the holder during the restriction period will also be income to the holder, and the Company will generally be entitled to a corresponding deduction.

  A Plan participant granted Performance Units or Performance Shares will not realize income, and the Company will not be entitled to a deduction, at the time a Performance Period is established. The participant will have income at the time a performance award is paid out if that payment is in cash, and the Company will generally be entitled to a corresponding deduction. If a performance award is paid in restricted stock, the tax impact will be that discussed above with respect to restricted stock.

  With respect to any income tax withholding requirements imposed upon the occurrence of a taxable event to a Plan participant, the Company can require the payment of such tax liability in cash, or subject to the Committee's approval, in Common Stock.

Other Information

  On January 27, 2000, a broad-based grant of stock options for fiscal year 2000 for approximately ten million shares of Common Stock was made under the Plan to 12 non-employee directors, 48 officers and over 3,100 other key employees of the Company, including the following: F. Hall--820,000 shares; A.A. Giancamilli--330,000 shares; M. Bozic--253,100 shares; D.W. Keeble-- 209,000 shares; W.F. Cooper--176,000 shares; and non-officers as a group--6 million shares. All options were granted at a price of $8.84, the fair market price on the date of grant.

  On February 16, 2000, a grant of restricted stock was made under the Plan as follows: F. Hall--175,000 shares; A.A. Giancamilli--125,000 shares; M. Bozic-- 100,000 shares; D.W. Keeble--90,000 shares; W.F. Cooper--80,000 shares; and officers as a group--570,000 shares.

  The closing price of the Company's Common Stock reported on the New York Exchange on March 31, 2000 was $9 11/16 per share.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

     PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Subject to stockholder ratification, the firm of PricewaterhouseCoopers LLP has been appointed by the Board of Directors as independent accountants to audit the Company's books and records for fiscal 2000, upon recommendation of the Audit Committee. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                       PROPOSAL 4--STOCKHOLDER PROPOSAL

  The International Brotherhood of Teamsters, which states that it owns 290 shares of Common Stock, and the New York City Police Department Pension Fund, which states that it owns 262,300 shares of Common Stock, have notified the Company of their intention to present the following resolution for action at the Annual Meeting of Stockholders. The text of the resolution and the supporting statement submitted by the proponents are as follows:

  "RESOLVED, that pursuant to Section 450.1611 of the Business Corporation Act of the State of Michigan, the shareholders amend the Articles of Incorporation of Kmart, Inc. (sic) to eliminate the classification of directors of the Company. Article VII is amended as follows:

    Strike all but the first sentence of the first paragraph, and substitute:

      There shall only be one class of directors. All directors shall be elected annually, at the annual meeting of stockholders, beginning with the 2001 annual meeting of stockholders, except that any director elected to a longer term prior to enactment of this provision shall be permitted to serve out his term (unless removed earlier for cause).

      Strike the third paragraph in its entirety.

      Strike from the fifth paragraph the following, final phrase, "and such directors so elected shall not be divided into classes pursuant to this article."

Stockholders' Supporting Statement

  Kmart's board is divided into three classes of directors serving staggered three-year terms. This means that an individual director faces elections only once every three years, and shareholders only vote on roughly one-third of the board each year.

  Generally, shareholders have grown increasingly opposed to classified board. In 1995, 60.5% of votes cast by Kmart's shareholders were cast for repeal of the classified board. Kmart did not take any action. In 1996, a majority of shareholders voting on the question again voted to repeal the classified board. The company engaged in expensive litigation, which they eventually lost, disputing the vote tally. They still chose to ignore shareholders wishes and did not declassify the board of directors. For that reason, we believe that shareholders must now demand, rather than urge, the repeal of the classified board.

  Although some companies continue to defend staggered boards as a guarantee of continuity, we think a better way to insure continuity is through director re-elections. When directors are performing well they routinely are reelected with majorities over 95%.

  A responsive, proactive and accountable board has never been more important for Kmart shareholders.

  Kmart has been included in this year's "Focus List" of underachieving companies issued by the Council of Institutional Investors, its fifth appearance since 1993.

  In Fortune's Most Admired Companies survey, Kmart was the least admired among all companies in the category of quality of products and services.

  By adopting annual elections, Kmart can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

  We urge you to vote YES for this proposal."

Kmart Response

The Board of Directors Opposes Adoption of Proposal 4.

  When classification of the Board of Directors was adopted at the 1986 Annual Meeting, the holders of 58% of the outstanding shares of the Company favored amending the Company's Articles of Incorporation to provide for a staggered board of directors where approximately one third of the directors are elected annually.

  The Board of Directors, as well as a majority of stockholders, have evidenced their belief that a classified board is in the best interests of the Company and its stockholders because classification ensures continuity in the composition of the board, assures that a majority of the directors have prior experience and in-depth knowledge of the Company and prevents sudden and disruptive changes in corporate policies by precluding election of an entirely new group of directors in a single year. In addition, a classified board affords the Company valuable protection against an unsolicited takeover unfavorable to stockholders by giving incumbent directors the time and leverage necessary to negotiate a more favorable and fair result or to consider appropriate alternate strategies, in order to more effectively represent the interests of all stockholders of the Company.

  In addition, the Company's Shareholder Rights Plan (a so-called "poison pill" plan) was redeemed following the 1995 Annual Meeting, and the Company, to the extent allowable, has elected out of the protections offered by Michigan anti-takeover statutes. Without a classified board, the Company will be limited in its ability to negotiate and explore alternatives so as to maximize stockholder value in the event of an unsolicited takeover. In considering this proposal, stockholders should be mindful of the Board's belief that, when faced with any unsolicited takeover proposal, stockholders of a company with a classified board should be in a stronger position to negotiate a price premium than stockholders of a company without a classified board. The reality of this concern is underscored by the fact that a significant number of unsolicited takeover attempts in the past several years have been accompanied by the pressure tactic of a proxy contest to remove and replace directors.

  The Board of Directors, which consists almost exclusively of independent, outside directors, is firmly committed to improving performance and enhancing stockholder value and does not believe that a staggered board in any way diminishes this commitment or the Board's accountability to stockholders.

  In considering the proposal's assertion that a majority of shareholders voting approved of declassifying the board in earlier elections, it is important to note that this proposal has been previously presented by these same proponents in 1996, 1998 and 1999, and all prior stockholder votes on the proposal have been significantly less than the 58% of outstanding shares required by the Company's Articles of Incorporation to eliminate the classified board.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

                             CORPORATE GOVERNANCE

Guidelines on Significant Corporate Governance Issues

  These guidelines are being published in this Proxy Statement to inform stockholders of the Board's current thinking with respect to selected corporate governance issues considered to be of significance to stockholders. The guidelines are only guidelines and not rigid rules. The Board will continue to assess the appropriateness and efficacy of the guidelines and it is likely that changes to the guidelines will occur from time to time.

Selection and Composition of the Board

1. Board Membership Criteria

  The Committee on Directors and Corporate Governance periodically reviews (at least annually) the mix of skills, experience levels and backgrounds of present and potential Board members in light of anticipated needs.

2. Selection and Orientation

  The Committee on Directors and Corporate Governance reviews qualifications of potential candidates and recommends director nominees to the full Board. The Committee on Directors and Corporate Governance may receive suggestions for candidates from individual Board members, including the CEO, as well as from stockholders of the Company. The Committee on Directors and Corporate Governance has adopted a policy regarding factors to be considered in selecting director nominees which include: the nominee's intelligence, judgment, foresight, personal character, experience and achievements; the overall composition of the Board;

having a majority of independent directors on the Board; and representation of a diversity of backgrounds and expertise which are most needed and beneficial to the Board and the Company.

3. Extending the Invitation to a Potential Director to Join the Board

  The invitation to join the Board should be extended by the Board itself or by the Chairman of the Committee on Directors and Corporate Governance.

Board Leadership

4. Selection of Chairman and CEO

  The Board should be free to make this choice any way that seems best for the Company at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.

5. Lead Director Concept

  The Company has no "lead outside director." If a meeting of outside directors concerns a Committee matter, the Committee chairperson would normally chair the meeting. Any member of the Board may act to convene the Board as necessary or desirable in the event the CEO is incapacitated.

6. Size of Board

  As of the date of the 2000 Annual Meeting, there will be 13 Kmart Board members. Management, the Board and the Committee on Directors and Corporate Governance have indicated that a size of 10-13 members is about right.

7. Mix of Inside and Outside Directors

  On matters of corporate governance, the practice is to involve the full Board. The CEO is currently the only member of management on the Board. As of the date of the 2000 Annual Meeting, there will be 12 outside directors. There is no By-Law on the number of outside directors on the Board; however, the By-Laws limit membership on the Audit Committee, Compensation and Incentives Committee, Finance Committee and Committee on Directors and Corporate Governance to outside directors only (Article IV, Sections 2, 3, 4 and 5).

8. Board Definition of What Constitutes Independence for Outside Directors

  The Committee on Directors and Corporate Governance has adopted the following definition of "independent director" for purposes of evaluating director nominees: a director who is outside of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Board member including, without limitation, any relationship that involves payments to a director from the Company other than compensation for services as a director.

9. Directors Who Change Their Present Job Responsibilities

  The Board has adopted a policy that any director who has a significant change in occupation, retires from principal employment or is unavailable for active participation due to health, change of residence or similar reason (except for short duration) shall submit an offer of resignation from the Board. Action on such conditional offer of resignation is by Board resolution, upon recommendation of the Committee on Directors and Corporate Governance.

10. Term Limits

  The Board has adopted a policy that, unless it is determined in a particular instance that a longer tenure is in the best interests of the Board or the
Company: (1) no outside director shall be nominated for re-election after having served four 3-year terms (disregarding partial terms), (2) no director shall be nominated for re-election at an annual stockholders meeting coinciding with or next following his or her 70th birthday and (3) inside directors (other than the CEO) shall retire on the date of their retirement or termination of employment.

  In 1999, because five directors would be scheduled to retire in 2001 under applicable tenure policies, the Board has determined that it is in the best interests of the Board and the Company to waive these policies with respect to Messrs. Davis and Flannery for at least one year.

11. Retirement Age

  Outside directors generally retire upon expiration of their term of office following their 70th birthday.

12. Board Compensation Review

  The Company's Executive Vice President of Human Resources monitors director compensation in relation to other large U.S. companies on an ongoing basis and advises the Compensation and Incentives Committee if changes in the company's director compensation program are appropriate. The Committee is also assisted as needed by an independent compensation consultant. Changes in director compensation are approved by the Board, upon recommendation of the Compensation and Incentives Committee.

13. Executive Sessions of Outside Directors

  Outside directors meet separately, or with the CEO, from time to time, as determined by the outside directors and/or CEO. This includes an evaluation of CEO performance at least annually.

14. Assessing the Board's Performance

  The Board regularly surveys its members to assess the Board's contribution as a whole and to specifically review areas in which the Board and/or management believes a better contribution could be made. The purpose is to increase the effectiveness of the Board, not to target individual Board members.

15. Board Interaction with Institutional Investors, the Press, Customers, etc.

  The Board believes that management generally should speak for the Company. While individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with Kmart, but, it is expected that Board members would do this with the knowledge of management and, in most instances, at the request of management.

Board Relationship to Senior Management

16. Regular Attendance of Non-Directors at Board Meetings

  The General Counsel and/or the Secretary are the only non-directors present at each Board meeting for its duration. The officers who compose the Senior Management Executive Committee attend all meetings for operational, financial and related presentations. Other officers attend on an invitation basis for presentations or other purposes.

17. Board Access to Senior Management

  Board members have complete access to Kmart management. It is assumed that Board members will use judgment to be sure that this contact is not distracting to the Company and that such contact, if in writing, be copied to the CEO. Furthermore, the Board encourages management to, from time to time, bring managers into

Board Meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent managers with future potential that senior management believes should be given exposure to the Board.

Meeting Procedures

18. Selection of Agenda Items for Board Meetings

  The CEO, in consultation with other Board members or members of management, establishes the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda.

19. Board Materials Distributed in Advance

  It is the sense of the Board that information and data that is important to the Board's understanding of the business be distributed in writing to the Board before the Board meets. Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

20. Board Presentations

  As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the material. On those occasions in which the subject matter is too sensitive to put on paper, the presentation will be discussed at the meeting.

Committee Matters

21. Number of Committees

  There are currently five standing Board committees: Audit, Compensation and Incentives, Executive, Finance, and Directors and Corporate Governance. The Board may form, merge or dissolve a Committee as the Board determines, depending on circumstances.

22. Committee Assignment and Rotation

  The Board has adopted a three year tenure policy for Committee chairpersons unless it is determined in a particular instance that a longer tenure is in the best interests of the Board or the Company. Committee assignments are evaluated and rotated as appropriate at five year intervals or sooner if there is a change in Board membership. Under the Company's By-Laws, membership on the Audit, Compensation and Incentives, Finance, and Directors and Corporate Governance Committees is limited to outside directors only. All Committee changes are approved by the Board, upon recommendation of the Committee on Directors and Corporate Governance.

23. Frequency and Length of Committee Meetings

  Committee meetings are normally held on the day preceding, or the morning of, each regularly scheduled Board meeting. Committee meetings are scheduled a year in advance. Changes to the schedule are made as needed by the Committee chairperson in consultation with appropriate members of management.

24. Committee Agenda

  The chairperson of the Committee in consultation with the appropriate members of management will develop the Committee's agenda. A preliminary annual schedule of Committee agenda subjects is issued each year. The final agenda is set by the Committee chairperson in consultation with appropriate members of management prior to each meeting.

Leadership Development

25. Formal Evaluation of the Chief Executive Officer

  The Compensation and Incentives Committee has adopted a policy of reviewing the CEO's annual compensation and performance evaluation with all outside directors. The outside directors then meet with the CEO to discuss the evaluation. The evaluation is based on criteria such as performance of the business, accomplishment of long-term strategic objectives, development of management, etc. The evaluation is used by the Compensation and Incentives Committee in the course of its deliberations when considering the compensation of the CEO.

26. Succession Planning

  The CEO meets annually with the outside directors to report on succession planning.

27. Management Development

  The CEO meets annually with the outside directors to report on management development.

                  OTHER BUSINESS/FUTURE STOCKHOLDER PROPOSALS

  The Board of Directors knows of no other matters to be voted upon at the Meeting. If any other matters properly come before the Meeting, including any proposal which was omitted in accordance with federal securities laws, it is the intention of the persons named in the enclosed Proxy Card to vote such proxy in accordance with their judgment on such matters.

  No person is authorized to give any information or to make any representation other than that contained in this Proxy Statement, and if given or made, such information may not be relied upon as having been authorized.

  The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, telecopy, telegraph, telex or Internet and by directors, officers and regular employees of the Company. The Company has retained D. F. King to assist in the distribution of proxy solicitation materials at a cost of approximately $9,000 plus out of pocket expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting materials to the beneficial owners.

  Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Secretary of the Company on or before December 13, 2001 to be considered for inclusion in the proxy materials for that Meeting. In addition, the By-laws of the Company contain requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for any matter or any director nomination to be properly presented at a stockholders meeting. Specifically, proposals of stockholders intended to be presented at the 2001 Annual Meeting (other than stockholder proposals set forth in the Company's proxy statement) must be received by the Secretary of the Company on or before February 15, 2001 unless the meeting is not held within eight days of May 16, 2001. In the latter case, if less than 100 days notice or public disclosure of the Annual Meeting date is given, the proposal must be received by the Secretary not later than the tenth day following the date notice or public disclosure of the Meeting date is given to stockholders.

  A copy of the Company's 1999 Annual Report on Form 10-K will be furnished without charge to any stockholder upon written request. All written requests should be directed to: Kmart Corporation, Investor Relations, 3100 West Big Beaver Road, Troy, Michigan 48084-3163.

                                                     ADMISSION TICKET
                                                            TO
                                                    KMART CORPORATION
                                                      ANNUAL MEETING
                                                     OF STOCKHOLDERS
                                                       May 16, 2000


                             CUT AND DETACH HERE
--------------------------------------------------------------------------------

      Detroit Opera House
      1526 Broadway
      Detroit, Michigan 48226
      10:00 A.M., Tuesday, May 16, 2000


      Stockholder parking will
      be made available at no
      charge at the following
      parking structures upon
      submission of this
      parking voucher. (See map
      above.)                                             STOCKHOLDER

                                                            PARKING
      .Detroit Opera House Garage                           VOUCHER
      1426 Broadway

      .Grand Circus Park Underground Garage
      Woodward at Adams


                                                                      3440-ps-00
[LOGO OF KMART]

[Logo of Kmart]

        DIRECTIONS TO KMART CORPORATION ANNUAL MEETING OF STOCKHOLDERS

Detroit Opera House
1526 Broadway
Detroit, Michigan 48226
10:00 A.M., E.T., Tuesday, May 16, 2000

---------------------------------------------------
Stockholder parking will be made available                 [MAP]
at no charge at the following parking structures upon submission of the parking voucher on the back of the proxy statement. (See map at right).

-Detroit Opera House Garage
 1426 Broadway

-Grand Circus Park Underground Garage
 Woodward at Adams
--------------------------------------------------


            THE ANNUAL MEETING ADMISSION TICKET AND PARKING VOUCHER
                    ARE ON THE BACK OF THE PROXY STATEMENT

--------------------------------------------------------------------------------

                               KMART CORPORATION
         PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2000
         ------------------------------------------------------------

     The signer(s) hereby appoint Floyd Hall and Nancie W. LaDuke, or either of them, with power of substitution in each, to act as proxies to vote all Kmart Corporation common stock which the signer(s) would be entitled to vote at the Annual Meeting of Stockholders to be held at the Detroit Opera House, 1526 Broadway, Detroit, Michigan 48226, on Tuesday, May 16, 2000 at 10:00 A.M., E.T., and at all adjournments thereof, on the matters indicated on the reverse side hereof and in their discretion on any other business that may properly come before such Meeting. IF THIS CARD IS SIGNED AND RETURNED, OR RESPONSE IS BY PHONE OR INTERNET, WITHOUT VOTING INSTRUCTIONS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3 AND VOTED AGAINST PROPOSAL 4.

     Participants in the Kmart Retirement Savings and Deferred Compensation and Restoration Plans may vote their proportionate share of Kmart Corporation common stock in each Plan by signing and returning this card or by voting by phone or Internet. IF THIS CARD IS SIGNED AND RETURNED, OR RESPONSE IS BY PHONE OR INTERNET, WITHOUT VOTING INSTRUCTIONS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED BY EACH PLAN TRUSTEE AS INDICATED IN THE PRECEDING PARAGRAPH. IF THIS CARD IS NOT RETURNED OR IS RETURNED UNSIGNED, OR THE SHARES ARE NOT VOTED BY PHONE OR INTERNET, THE SHARES WILL BE VOTED BY EACH PLAN TRUSTEE IN THE SAME PROPORTION AS THE SHARES FOR WHICH VOTING INSTRUCTIONS ARE RECEIVED FROM OTHER PARTICIPANTS IN EACH OF THE PLANS.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             THANK YOU FOR VOTING.

[Please See Reverse Side]

--------------------------------------------------------------------------------

[KMART LOGO]

                        VOTE BY TELEPHONE OR INTERNET
            QUICK, EASY, COST-EFFECTIVE. AVAILABLE 24 HOURS A DAY,
                7 DAYS/WEEK UNTIL 10 A.M., E.T., MAY 16, 2000

You may vote your Proxy 24 hours a day, 7 days a week, using either touch-tone telephone or Internet.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

VOTE BY PHONE:     CALL TOLL-FREE VIA TOUCH-TONE TELEPHONE 1-877-PRX-VOTE
                   (1-877-779-8683) You will be asked to enter the 14-digit
                   CONTROL NUMBER located above your name and address in the lower left of this form. Then simply follow the instructions.

                                      OR

VOTE BY INTERNET:  POINT YOUR BROWSER TO THE WEB ADDRESS:
                   HTTP://WWW.EPROXYVOTE.COM/KM
                   You will be asked to enter the 14-digit CONTROL NUMBER located above your name and address in the lower left of this form. Then simply follow the instructions. You may also indicate if you would be interested in receiving future materials via Internet.

                                      OR

VOTE BY MAIL:      Simply mark, sign and date your Proxy Card and return it in the enclosed postage-paid envelope.

                     RECEIVE FUTURE MATERIALS VIA INTERNET

You may elect to receive future proxy and other materials via Internet if you have an e-mail account and Internet access. To take advantage of this offer, please access HTTP://WWW.ECONSENT.COM/KM and then simply follow the instructions. You will be asked to enter the 9-digit Account Number located in the second group of numbers appearing in the lower left of this form, just beneath the perforation line. Your consent will remain in effect unless it is withdrawn by calling, writing or e-mailing the Transfer Agent, EquiServe, at 1-800-336-6981; P.O. Box 8038, Boston, MA 02266-8038; or
HTTP://WWW.EQUISERVE.COM.

IF YOU ARE VOTING BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL BACK YOUR PROXY CARD.
                                                                                        DETACH HERE
------------------------------------------------------------------------------------------------------------------------------------
      [X] PLEASE MARK
          VOTES AS IN
          THIS EXAMPLE.
                                                                                                THE BOARD OF DIRECTORS RECOMMENDS
             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1,2 AND 3.                       A VOTE AGAINST PROPOSAL 4
------------------------------------------------------------------------------------------------------------------------------------
                                      WITHHOLD
1. Election of Directors         FOR  FROM ALL   Proposal 2:          FOR   AGAINST   ABSTAIN                  FOR  AGAINST  ABSTAIN
  (01) Joseph A. Califano, Jr.   [ ]    [ ]      Increase in Shares   [ ]     [ ]       [ ]    Proposal 4:     [ ]    [ ]      [ ]
  (02) J. Richard Munro                          Reserved under 1997                           Elimination of
  (03) Robin B. Smith                            Long-Term Equity                              Classified Board
  (04) Thomas T. Stallkamp                       Compensation Plan
  (05) James O. Welch, Jr.
                                                 Proposal 3:          [ ]     [ ]       [ ]
                                                 Ratification of
                                                 Independent
                                                 Accountants

   --------------------------------------------
   If you do not wish your shares to be voted
   "FOR" a particular nominee, write the
   nominee(s) name above. Your shares will be
   voted for the remaining nominee(s).
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                If You Plan to Attend
                                                                                                Meeting, Mark Here.          [ ]

                                                                                                For Change Of Address
                                                                                                Mark Here And Note At Left   [ ]
                                                                                                ------------------------------------

                                                                           RECEIPT IS HEREBY ACKNOWLEDGED OF THE KMART NOTICE OF
                                                                           MEETING AND PROXY STATEMENT. IMPORTANT: Please sign
                                                                           exactly as your name or names appear on this Proxy. Where
                                                                           shares are held jointly, both holders should sign. When
                                                                           signing as attorney, executor, administrator, trustee or
                                                                           guardian, please give your full title as such. If the
                                                                           holder is a corporation, execute in full corporate name
                                                                           by authorized officer.



Signature                                        Date                Signature                                       Date
         ---------------------------------------     --------------           --------------------------------------     ---------
                                          PLEASE SIGN THIS PROXY AS NAME(S) APPEAR ABOVE.
------------------------------------------------------------------------------------------------------------------------------------